UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2009
VANDA PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51863 (Commission File No.)	03-0491827 (IRS Employer Identification No.)
9605 Medical Center Drive
Suite 300
Rockville, Maryland 20850
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (240) 599-4500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On December 22, 2009, Vanda Pharmaceutical Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent, amended the Company’s Rights Agreement, dated as of dated as of September 25, 2008 (the “Rights Agreement”). The Rights Agreement governs the rights of the Company’s stockholders to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (collectively, the “Series A Shares”) of the Company for each share of the Company’s common stock owned by the stockholders (each right to purchase one one-thousandth of a Series A Share, a “Right” and all such rights, collectively, the “Rights”). Pursuant to the Amendment to Rights Agreement (the “Amendment”), each Right may be exercised at a purchase price of $66.00 per share (the “Purchase Price”), subject to adjustment as provided in the Rights Agreement. The Rights are not exercisable until the Distribution Date (as defined in the Rights Agreement).
Other than increasing the Purchase Price from $6.00 to $66.00, which restores the ratio of Purchase Price to market price to approximately the same ratio that existed when the Rights Agreement was first entered into, the Amendment did not modify any other material terms or conditions of the Rights Agreement. A copy of the Amendment is included as Exhibit 4.6 to this report and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.
See the descriptions set forth under “Item 1.01. Entry into a Material Definitive Agreement” which is incorporated into this Item 3.03 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 17, 2009, the Company awarded 2009 annual bonuses to its employees, including each of its executive officers. The bonus amounts were determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), after taking into consideration the Company’s achievements during the year, including the approval by the FDA of the Company’s drug, Fanapt™, for the acute treatment of adult patients with schizophrenia, and the execution of the Amended and Restated Sublicense Agreement with Novartis relating to the commercialization of Fanapt™ in the United States and Canada. Having considered these and other achievements, the Committee awarded: (i) a cash bonus in the amount of $530,400 to Mihael Polymeropoulos, the Company’s Chief Executive Officer; (ii) a cash bonus in the amount of $187,200 to William D. Clark, the Company’s Chief Business Officer; (iii) a cash bonus in the amount of $162,000 to John Feeney, the Company’s Acting Chief Medical Officer; and (iv) a cash bonus in the amount of $120,000 to Stephanie Irish, the Company’s Acting Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

4.6	Amendment to Rights Agreement dated as of December 22, 2009, between Vanda Pharmaceuticals Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009	VANDA PHARMACEUTICALS INC.

	By:	/s/ Stephanie R. Irish

	Name:	Stephanie R. Irish
	Title:	Acting Chief Financial Officer and Treasurer